Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

May 13, 2005

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

EXECUTIVE VICE PRESIDENT

IMPERIAL ANNOUNCES 2005 FIRST QUARTER RESULTS,

EIGHTH CONSECUTIVE PROFITABLE QUARTER,

AND OPENING OF NEW BUILDING MATERIALS DISTRIBUTION FACILITY

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq SC:“IPII”) announced today the results of operations for the quarter ended March 31, 2005.

The Company generated net income of $831,000, or $.33 per diluted share, in the first quarter of 2005, compared to net income of $362,000, or $.15 per diluted share for the same period in 2004, a 120% increase in per share earnings. Net sales in the first three months of 2005 were $16,592,000, an increase of 39.2% over net sales of $11,923,000 for the same period in 2004. The increase in sales was primarily attributable to continuing strong industry construction demand for Company products. Higher sales volume and greater operating efficiencies produced the improved first quarter results in 2005.

In addition, the Company opened a new distribution facility in St. Augustine, Florida in May 2005 in a continuing effort to increase market share in the Company’s rapidly growing trade area. The Company now has eleven building materials distribution facilities and is evaluating the establishment of other distribution facilities in selected markets within the Southeastern United States.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated, “The 2005 first quarter results reflect the continued high level of demand for our products in the construction industry and the eighth consecutive profitable quarter for the Company. The Company has completed the installation of the equipment for the plant modernization project for its Winter Springs, Florida (Greater Orlando Area) manufacturing facility, which is expected to impact operating efficiencies by the end of the second quarter. We also believe the new St. Augustine distribution facility will become an important addition to the Company. We remain committed to profitable growth and are evaluating other strategic measures to enhance shareholder value.”

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiaries, Premix-Marbletite Manufacturing Co. and Acrocrete, Inc. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

Page 2 of News Release dated May 13, 2005

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors”. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

	Three Months Ended March 31,
	2005	2004

Net sales	$16,592,000	$11,923,000

Income before income taxes	$1,326,000	$632,000

Income tax (expense)	(495,000)	(270,000)

Net income	$831,000	$362,000

Basic income per share	$.34	$.16

Diluted income per share	$.33	$.15